OC SAN, A MAJOR CALIFORNIA UTILITY, PURCHASES A 374WATER AIRSCWO™ SYSTEM

DURHAM, NC / ACCESSWIRE / February 1, 2022 / 374Water Inc. (OTCQB: SCWO), a cleantech, social impact company, is pleased to announce that Orange County Sanitation District ("OC San"), of Fountain Valley, California, has purchased an AirSCWO™ system as part of an agreement to demonstrate a commercial-scale system to treat raw primary and secondary sludge, biosolids, and food waste.

374Water's AirSCWO™ technology is based on a physical-thermal process called supercritical water oxidation. It is an advanced technology that is geared to help OC San overcome several challenges it's facing, namely, solids processing and disposal costs, air emission requirements for methane and power generation, and emerging contaminants such as PFAS compounds and microplastics as well as food waste utilization, and efficient use of OC San's treatment plant properties.

"OC San is an environmental agency whose mission it is to protect public health and the environment. We are also a leader in the industry. The AirSCWO™ project is just another example of OC San's long history of researching new and innovative technologies to improve wastewater treatment and resource recovery. We are proud to enter into this agreement with 374Water and continue our tradition of innovation by using the newest and most up to date science and technology," stated John B. Withers, OC San Board Chairman.

"374Water is thrilled OC San is our first municipal client. OC San is a leading wastewater utility with a long history of implementing new and innovative technologies to improve wastewater treatment and resource recovery to benefit its ratepayers and advance the entire industry forward," commented Kobe Nagar, CEO of 374Water. "We also want to recognize and thank our strategic partner, Merrell Bros., as well as Hazen and Sawyer for supporting our achievement of this major milestone."

The overall solution includes a sludge pretreatment unit that will dewater and thicken sludge prior to AirSCWO™ treatment. 374Water and its partners will install, commission, operate, and maintain the system for six months, and then transfer operations to OC San.

374Water nicknames each AirSCWO™ system; this one will be "Ana," which is short for anadromous, a term that describes fish born in freshwater who spend most of their lives in saltwater and return to freshwater to spawn. Ana represents the recycling of water and the circularity of our precious natural resources.

About 374Water

374Water is a US-based cleantech, social impact company whose mission is to preserve a clean and healthy environment that sustains life. We are pioneering a new era of sustainable waste management that supports a circular economy and enables organizations to achieve their sustainability goals.

About OC San

The Orange County Sanitation District (OC San) is a public agency that provides wastewater collection, treatment, and recycling for approximately 2.6 million people in central and northwest Orange County. OC San is a special district that is governed by a 25-member Board of Directors comprised of 20 cities, four special districts, and one representative from the Orange County Board

of Supervisors. OC San has two operating facilities that treat wastewater from residential, commercial, and industrial sources.